APPENDIX A
                                       TO
                      THE ADMINISTRATIVE AGENCY AGREEMENT
                                    BETWEEN
                            FIRST TRUST SERIES FUND
                                      AND
                         BROWN BROTHERS HARRIMAN & CO.
                          Dated as of November 2, 2015


The following is a list of Funds/Portfolios for which the Custodian shall serve under an Administrative Agency Agreement dated as of November 1, 2010 ("the Agreement"):

            FIRST TRUST PREFERRED SECURITITES AND INCOME FUND FIRST
                     TRUST/CONFLUENCE SMALL CAP VALUE FUND
                         FIRST TRUST AQA(R) EQUITY FUND


       IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.



FIRST TRUST SERIES FUND


BY: /s/ Mark R. Bradley
    --------------------------
NAME:  Mark R. Bradley
TITLE: President and CEO